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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                                TEJON RANCH CO.
             (Exact Name of registrant as specified in its charter)

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               DELAWARE                                    77-0196136
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

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                                  PO BOX 1000
                                4436 Lebec Road
                            Lebec, California 93243
                   (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                      Name of each exchange on which
       to be so registered                      each class is to be registered

COMMON STOCK, $.50 Par Value                NEW YORK STOCK EXCHANGE, INC.
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [_]

Securities Act registration statement file number to which this form relates:___________ (not applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

                                      none
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Item 1.    Description of Registrant's Securities to be Registered.

     The capital stock of Tejon Ranch Co., a Delaware corporation (the "Company"), to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Company's Common Stock with a par value of $0.50 per share.

Common Stock

     The holders of Common Stock vote cumulatively when electing directors and on all other matters are entitled to one vote per share. The Board of Directors consists of three classes of directors having four, four and three directors respectively. Each class is elected every three years to a three-year term. Because only a portion of the total number of directors is elected each year, a greater number of shares is required to ensure the ability to elect a specific number of directors using cumulative voting than would be required if the entire Board were elected each year.

     Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled, subject to the rights of holders of Preferred Stock, if any, to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions, and there is no liability to further calls or assessments by the Company.

Preferred Stock

     The Board has the authority to issue 5,000,000 shares of Preferred Stock with dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and other rights or preferences that could be senior to those of holders of Common Stock. The Company has never issued any shares of Preferred Stock.

Anti-Takeover Provisions

     The Company's Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include: (i) a classified Board,
(ii) a requirement that directors may only be removed for cause and only by an affirmative vote of the holders of a majority of the Company's voting stock and
(iii) the elimination of the ability of stockholders to call special meetings and to act without a meeting.

     In addition, certain business combinations involving a "Related Person" require the approval of the holders of at least 80% of the outstanding shares entitled to vote generally in the election of directors ("voting shares") unless the terms of the business combination meet certain fairness standards set forth in the Company's Certificate of Incorporation and it is approved by the holders of a majority of the outstanding voting shares not owned by the Related Person. "Related Person" means any person, entity or group that beneficially owns five percent or more of the outstanding voting stock (subject to certain exceptions) and affiliates and associates of any such person, entity or group. "Continuing Director" means, as to any Related Person, (a) a member of the Board of Directors who was a director of the Company's predecessor prior to June 9, 1987 or thereafter became a director of the Company prior to the time the Related Person became a Related Person and (b) any successor of such a director who is recommended by a majority of such directors then on the Board. However, to be a Continuing Director as to any Related Party the director must not be the Related Party or an affiliated of the Related Party.

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Options

     The shares of Common Stock to be registered include shares to be offered pursuant to stock option plans of the Company. The Company's 1992 Stock Option Plan provides for the granting of options to purchase a maximum of 230,000 shares of Common Stock to employees, advisors and consultants of the Company. There are presently outstanding under the 1992 Stock Option Plan options to purchase 158,453 shares at prices ranging from $15.00 to $16.00 (subject to adjustment for certain dilutive events), and 51,000 shares are available for future option grants. The outstanding options become exercisable on various dates from 1997 through 2002 and have terms of ten years.

     The Company's 1998 Stock Incentive Plan provides for the granting of options to purchase a maximum of 800,000 shares of Common Stock to employees, advisors and consultants of the Company. There are presently outstanding under the 1998 Stock Incentive Plan options to purchase 373,000 shares at prices ranging from $20.25 to $23.88 (subject to adjustment for certain dilutive events), and 627,000 shares are available for future option grants or other issuances under the Plan. The outstanding options vest over a five-year period from 2001 through 2005 and have terms of ten years.

     The Company's Non-Employee Director Stock Incentive Plan provides for the granting of options to purchase a maximum of 200,000 shares of Common Stock to directors of the Company who are not employees of the Company or any of its subsidiaries. There are presently outstanding under the Non-Employee Director Stock Incentive Plan options to purchase 28,845 shares at prices ranging from $21.06 to $26.38 (subject to adjustment for certain dilutive events), and 171,155 shares are available for future option grants or other issuances under the Plan. The outstanding options become exercisable in December of the year of grant and have terms of ten years.

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                                   Signature

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                     Tejon Ranch Co.


Date:  May 27, 1999                           By:  /s/ Allen E. Lyda
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                                                     Allen E. Lyda
                                                     Vice President-Finance

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